Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-249532, No. 333-255004 and No. 333-255527) of BitNile Metaverse, Inc. and subsidiaries (formerly Ecoark Holdings, Inc.) (the “Company”) of our report dated July 14, 2023 which includes an explanatory paragraph as substantial doubt about the Company’s ability to continue as a going concern,, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2023.

/s/ RBSM LLP

New York, New York

July 14, 2023